Exhibit 99.1

N E W S    R E L E A S E

Contact: David Higie Phone: (412) 269-6449 Release: Immediate (Dec. 13, 2012)

BAKER ANNOUNCES SENIOR MANAGEMENT TRANSITION

CEO Brad Mallory Steps Down; Office of CEO Established

PITTSBURGH – Michael Baker Corporation (NYSE MKT:BKR) announced today that, at the request of its Board of Directors, Bradley L. Mallory has stepped down as president and chief executive officer and director of the Company, effective immediately. The Company has created an Office of the Chief Executive, composed of Michael J. Zugay, chief financial officer, and H. James McKnight, chief legal officer, to lead the Company on an interim basis. Supporting this office will be an Operations Committee consisting of senior operating executives representing the Company’s business segments. The Board has designated Dr. Robert N. Bontempo, lead independent director, to provide oversight.

The Board of Directors will retain an executive search firm to assist it in conducting a national search for a successor. The Board does not intend to place any limitations on the search, which will include internal candidates, and intends to identify the most highly qualified candidate in a timely manner.

Mr. Zugay joined Baker in 2009 as executive vice president and chief financial officer. He previously was senior vice president and chief financial officer of iGate Corporation, and prior to that served as president and chief executive officer of Bliss-Salem, Inc. Mr. McKnight joined Baker in 1995 as vice president, general counsel and secretary. In 2000, he was named executive vice president and continues to serve as the Company’s chief legal officer.

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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